Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
300 Convent Street, Suite 2200
San Antonio, Texas 78205-3792
www.fulbright.com

telephone:	(210) 224-5575	facsimile:	(210) 270-7205
April 3, 2006
Live Nation, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210

Re:	Registration Statement on Form S-8
Ladies and Gentleman:
          We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Live Nation, Inc., a Delaware corporation (the “Company”), relating to 9,000,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), issuable pursuant to the Live Nation, Inc. 2005 Stock Incentive Plan (the “Plan”).
          As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 9,000,000 shares of Common Stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.
          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.
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